Exhibit 31.1
CERTIFICATIONS
I, David M. Maura, Chief Executive Officer, certify that:
1.I have reviewed this Amendment No.1 to the annual report on Form 10-K of Spectrum Brands Holdings, Inc. for the fiscal year ended September 30, 2025; and
2.Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report.

Date: January 23, 2026
/s/ David M. Maura
David M. Maura
Chief Executive Officer and Chairman of the Board